ENCORE MEDICAL ANNOUNCES FINANCIAL RESULTS FOR FIRST QUARTER OF 2006

COMPANY ACHIEVES RECORD REVENUE OF $88.1 MILLION AND COMPLETES MAJOR ACQUISITION

Austin, TX – May 1, 2006 – Encore Medical Corporation (NASDAQ: ENMC) today announced its financial results for its first quarter ended April 1, 2006. Encore’s comparative financial results were impacted by its February 24, 2006 acquisition of Compex Technologies, Inc. (“Compex”). First quarter highlights exclude the impact of Encore’s discontinued operations, which are described further below.

Encore achieved revenue of $88.1 million in the first quarter of 2006, representing an increase of 23.2% over revenue of $71.6 million in the first quarter of 2005. Orthopedic Rehabilitation Division first quarter of 2006 revenue of $72.7 million increased 22.7% over revenue of $59.3 million in the first quarter of 2005. Surgical Implant Division revenue of $15.4 million in the first quarter of 2006 increased 25.5% over revenue of $12.3 million in the first quarter of 2005. Revenue growth in Encore’s Orthopedic Rehabilitation Division was principally driven by increased sales of home electrotherapy, clinical electrotherapy and catalogue products along with revenue attributable to Compex’s operations after Encore acquired Compex on February 24, 2006. First quarter revenue growth in the Company’s Surgical Implant Division was driven primarily by growth in its knee, hip and shoulder product lines, increased international market penetration and sales of Advanced SpineTM and other total joint products from Encore’s February 2005 acquisition of the assets of Osteoimplant Technologies, Inc. (“OTI”).

Kenneth W. Davidson, Encore’s Chairman and Chief Executive Officer, commented, “During our first quarter, we completed our acquisition of Compex, which we believe will provide us with additional opportunities to leverage our expanded presence in the worldwide market for orthopedic rehabilitation products and further develop the growth potential for rehabilitation products that address pain management. In addition, after excluding the effect of noncash expenses related to the write off of in-process research and development costs and the write up to fair market value of inventory associated with this acquisition, we met our financial goals.”

Encore achieved gross margin of 59.5% in the first quarter of 2006, compared to gross margin of 59.4% in the first quarter of 2005. Gross margin in the first quarter of 2006 was negatively impacted by $280,000 of expense related to the write up to fair market value of inventory acquired in the Compex acquisition. Orthopedic Rehabilitation Division gross margin of 55.9% was negatively impacted by the inventory write up expense described above and compared to gross margin of 55.2% in the first quarter of 2005. Surgical Implant Division gross margin of 76.4% in the first quarter of 2006 decreased compared to gross margin of 79.9% in the first quarter of 2005, primarily because of growth in international sales, which generate comparatively lower gross margins than domestic sales.

In the first quarter of 2006, Encore achieved operating income of $6.3 million, or 7.2% of revenue, compared to operating income of $9.1 million, or 12.7% of revenue, in the first quarter of 2005. Operating income in the first quarter of 2006 was negatively impacted by approximately $4.0 million of expense related to the write off of in-process research and development (“IPR&D”) costs associated with the Compex acquisition and $280,000 of expense related to the write up to fair market value of inventory acquired in the Compex acquisition. In addition, Encore incurred $818,000 of employee stock-based compensation expense related to the adoption of SFAS 123® in the first quarter of 2006, compared to no employee stock-based compensation expense in the first quarter of 2005.

Encore recorded interest expense of $7.5 million in the first quarter of 2006 compared to interest expense of $7.0 million in the first quarter of 2005. The comparative increase in first quarter 2006 interest expense over the prior year period was principally driven by higher interest rates on the floating portion of the Company’s outstanding indebtedness and increased borrowings to finance the OTI acquisition in February 2005 along with borrowings in connection with the Compex acquisition in February 2006. At April 1, 2006, Encore had approximately $341.5 million of long-term debt compared to $315.1 million at December 31, 2005.

Encore recorded a loss from continuing operations of $2.5 million, or $0.04 per share, in the first quarter of 2006 compared to income from continuing operations of $1.3 million, or $0.02 per share, in the first quarter of 2005. Encore’s comparative income from continuing operations was negatively impacted by the inventory and IPR&D charges associated with the Compex acquisition and the employee stock-based compensation discussed above. The write off of IPR&D is not deductible for tax purposes. As a result, Encore recorded tax expense of approximately $1.3 million on the loss from continuing operations before income taxes and minority interests of $1.2 million in the first quarter of 2006. This tax expense also contributed to the Company’s loss from continuing operations in the first quarter of 2006.

Mr. Davidson added, “We are excited about growth prospects in both our Orthopedic Rehabilitation and Surgical Implant Divisions. Improving electrotherapy and implant technologies, coupled with a population that is aging and placing an increased emphasis on fitness and sports, create attractive market opportunities that we believe we are well positioned to serve. Our focus remains on increasing market penetration and operating efficiency in our existing businesses, executing our acquisition integration strategy and maintaining a healthy pipeline of innovative and technologically advanced products.”

Discontinued Operations

On August 8, 2005, Encore completed the divestiture of certain assets which comprised its bracing, splinting and patient safety products (“soft goods product line”). For accounting purposes, the operating results of the soft goods product line have been classified as discontinued operations in the condensed consolidated statements of operations for all historical periods.

In the first quarter of 2006, Encore reported a loss from discontinued operations of $2,000. In the first quarter of 2005, Encore reported income from discontinued operations of $311,000 or $0.01 per fully diluted share.

Encore’s management will host a conference call at 10:00 a.m. Eastern Time, Monday, May 1, 2006 to discuss its first quarter results. Interested parties may participate by linking to the webcast at: www.encoremed.com. Please log in at least 15 minutes before the call to register, download and install any necessary audio software.

Encore Medical Corporation is a diversified orthopedic device company that develops, manufactures and distributes a comprehensive range of high quality orthopedic devices used by orthopedic surgeons, physicians, therapists, athletic trainers and other healthcare professionals to treat patients with musculoskeletal conditions resulting from degenerative diseases, deformities, traumatic events and sports-related injuries. Through its Orthopedic Rehabilitation Division, Encore is a leading distributor of electrical stimulation and other orthopedic products used for pain management, orthopedic rehabilitation, physical therapy, fitness and sport performance enhancement. Encore’s Surgical Implant Division offers a comprehensive suite of reconstructive joint products and spinal implants. For more information, visit www.encoremed.com.

Contact:	William W. Burke, Executive Vice President – Chief Financial Officer
(512) 832-9500
Bill_Burke@encoremed.com
Media:	Davis Henley, Vice President – Business Development

(512) 832-9500

Davis_Henley@encoremed.com

Except for the historical information contained herein, the matters discussed are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties, such as quarterly fluctuations in operating results, the timely availability of new products, the impacts of competitive products and pricing, the ability to grow the distribution networks for the Company’s products, the ability to continue to obtain long-term financing, and the ability to locate and integrate past and future acquisitions and other risks and uncertainties set forth in the Company’s filings with the Securities and Exchange Commission. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein.

Encore Medical Corporation
Statements of Operations
For the Quarters Ended April 1, 2006 and April 2, 2005
(in thousands, except per share data)
(Unaudited)
Quarter Ended

		4/1/06			4/2/05

	$		%	$		%
Net sales		$88,125	100.0%		$71,559	100.0%
Cost of sales		35,707	40.5%		29,031	40.6%

Gross margin		52,418	59.5%		42,528	59.4%
Operating expenses:
Selling, general and administrative		39,242	44.5%		30,979	43.3%
Research and development		6,848	7.8%		2,479	3.4%

Operating income		6,328	7.2%		9,070	12.7%
Other income (expense):
Interest income		121	0.1%		84	0.1%
Interest expense		(7,518)	(8.5%)		(6,997)	(9.8%)
Other income (expense), net		(116)	(0.1%)		24	0.0%

Income (loss) from continuing operations before
income taxes and minority interests		(1,185)	(1.3%)		2,181	3.0%
Provision for income taxes		1,279	1.5%		873	1.2%
Minority interests		59	0.1%		26	0.0%

Income (loss) from continuing operations		$(2,523)	(2.9%)		$1,282	1.8%
Discontinued operations:
Income (loss) from discontinued operations (net of income tax
(benefit) expense of $(2) and $207, respectively)		(2)	0.0%		311	0.4%

Net income (loss)		$(2,525)	(2.9%)		$1,593	2.2%

Earnings (loss) per share – basic:
Income (loss) from continuing operations		$(0.04)			$0.02
Income (loss) from discontinued operations		-			0.01

Net income (loss)		$(0.04)			$0.03

Earnings (loss) per share — diluted:
Income (loss) from continuing operations		$(0.04)			$0.02
Income (loss) from discontinued operations		-			0.01

Net income (loss)		$(0.04)			$0.03

Weighted average number of shares outstanding:
Basic		58,982			51,700
Diluted		58,982			52,432